THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROLUNG, INC.

ProLung, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.

The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 19, 2004.

2.

This Third Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 and Section 245 of the Delaware General Corporation Law.

3.

This Third Amended and Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation of the Corporation. The text of the Certificate of Incorporation is hereby amended and restated to read in full as set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the duly authorized officer identified below on July 18, 2017.

ProLung, Inc.

By: /s/ Steve C. Eror

      Steven C. Eror,

      Chief Executive Officer

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

PROLUNG, INC.

FIRST:  The name of this Corporation is ProLung, Inc. (the “Corporation”). The Corporation was formerly known as Fresh Medical Laboratories, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred thirty million (130,000,000), of which one hundred twenty (120,000,000) shall be shares of common stock, par value $.001 per share (the “Common Stock”), and ten million (10,000,000) shall be shares of preferred stock, par value $.001 per share (the “Preferred Stock”). Fully paid stock of the Corporation shall not be liable to any further call or assessment. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance is not sufficient to permit conversion of the Preferred Stock. The relative powers, preferences, special rights, qualifications, limitations, and restrictions granted to or imposed on the respective classes of shares of capital stock or the holders thereof are as follows:

A.

COMMON STOCK

1.

Dividends. Subject to the rights of the holders of the Preferred Stock, and subject to any other provisions of this Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”), holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

2.

Liquidation; Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment of provision for payment to the holders of each series of the Preferred Stock of all amounts required in accordance with this Article IV, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Common Stock.

3.

Voting.

a.

Subject to Section 3(c) of this Article IV.B and the provisions of Article IV.C below, at every meeting of the stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of such Common Stock standing in such stockholder’s name on the stock transfer records of the Corporation.

b.

No holder of shares of the Common Stock shall have the right to cumulate votes in election of directors.

c.

Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate (including any certificate of designations relating to any series of Preferred Stock).

4.

Preemptive Rights. No holder of shares of Common Stock shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board in its absolute discretion may deem advisable.

B.

PREFERRED STOCK

1.

Number Series. The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in an amendment to this Restated Certificate providing for the issue of such series. The Board is hereby expressly vested with authority to amend this Restated Certificate, without stockholder action or approval, to: (a) create one or more series of the Preferred Stock, fix the number of shares of each such series (within the total number of authorized shares of the Preferred Stock available for designation as a part of such series), and designate and determine, in whole or part, the preferences, limitations and relative rights of each series of the Preferred Stock, all before the issuance of any shares of such series; (b) alter or revoke the preferences, limitations and relative rights granted to or imposed upon any wholly unissued series of the Preferred Stock; and (c) increase or decrease the number of shares constituting any series of the Preferred Stock (the number of shares of which was originally fixed by the Board) either before or after the issuance of shares of such series, provided that the number may not be decreased below the number of shares of such series then outstanding, or increased above the total number of authorized shares of the Preferred Stock available for designation as part of such series. Without limiting the foregoing, the authority of the Board with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

a.

The dividend rate of such series, the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends and/or other payments payable on or with respect to any other class or classes of stock or series thereof, or on the other series of the Preferred Stock, and whether dividends shall be cumulative or noncumulative;

b.

The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of such series may be redeemed;

c.

Whether or not the shares of such series shall be subject to the operation of retirement or sinking fund provisions to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof and the relation payments on such retirement or sinking fund shall bear to any payments and/or distributions on or with respect to each other class or classes of stock or series thereof, or on or with respect to the other series of the Preferred Stock;

d.

Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the Preferred Stock and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

e.

Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, as such voting rights granted by law may be modified or limited in the provisions designating such series, and, if so, subject to the limitations hereinafter set forth, the terms of such additional voting rights; and

f.

The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or upon distribution of assets of the Corporation.

2.

General Voting Rights. Except as specifically provided herein or otherwise required by law, the holder of each share of Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted, as contemplated hereby, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half rounded upward to one).

3.

Preemptive Rights. Except as otherwise provided by an amendment to this Restated Certificate, or by any agreement approved by the Board and to which the Company is a party, providing for the issuance of any series of the Preferred Stock, no holder of shares of the Preferred Stock shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board in its absolute discretion may deem advisable.

4.

Issuance. Each share of Preferred Stock shall be issued for such consideration as the Board may determine. Once duly issued for the consideration called for by resolution of the Board, shares of Preferred Stock shall be deemed fully paid and nonassessable.

FIFTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

SEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this article.

NINTH: The directors of the Corporation shall be divided, with respect to the time for which they severally hold office, into three classes, designated as Class I, Class II, and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office at the time this provision becomes effective to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s 2017 annual meeting of stockholders, the initial term of office of the Class II directors shall expire at the Corporation’s 2018 annual meeting of stockholders, and the initial term of office of the Class III directors shall expire at the Corporation’s 2019 annual meeting of stockholders. At each annual meeting of stockholders (from the 2017 annual meeting of stockholders, onward), directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.